Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 5, 2007 on the financial statements of Highwater Ethanol, LLC as of October 31, 2006, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (May 2, 2006) to October 31, 2006 in the Pre-Effective Amendment No. 3 to Form SB-2 Registration Statement of Highwater Ethanol, LLC dated on or about March 6, 2007 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.

Certified Public Accountants

Minneapolis, Minnesota
March 6, 2007